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                                                                    EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS

    We consent to the incorporation by reference in the registration statement of NGE Resources, Inc. on Form S-4 of our report dated January 31, 1997 on our audits of the consolidated financial statements and financial statement schedule of New York State Electric & Gas Corporation and Subsidiaries as of December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996, which report is included in the Annual Report on Form 10-K for 1996 of New York State Electric & Gas Corporation. We also consent to the reference to our Firm under the caption "Experts" in the related Prospectus pertaining to the issuance of common stock of NGE Resources, Inc.

                                          COOPERS & LYBRAND L.L.P.

New York, New York
October 16, 1997